PROMISSORY NOTE

$300,000.00	May 21, 2011

FOR VALUE RECEIVED, CLENERGEN CORPORATION, a Nevada corporation (hereinafter referred to as the “Borrower”) promises to pay to the order of TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership, with a mailing address of 1404 Rodman Street, Hollywood, Florida 33020 (together with its successors and/or assigns, hereinafter referred to as the “Lender”), the principal sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00), together with interest at the “Stipulated Rate” (as hereinafter defined) on the “Outstanding Principal Balance” (as hereinafter defined) of this promissory note (this note, and all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as the “Note”), which principal and interest shall be payable as follows:

(i)
On November 21, 2011, the entire Outstanding Principal Balance, together with all accrued and unpaid interest and all other sums due and payable hereunder and/or under any documents now or hereafter securing this Note, shall be due and payable in full.

The term “Outstanding Principal Balance,” for purposes of this Note, shall mean that amount which, at any given time, is equal to the sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00), less all principal payments (whether by prepayment or otherwise) theretofore paid pursuant to this Note.  Interest is calculated on the basis of a three hundred sixty (360)-day year during the term of this Note.  This Note is not a revolving Note and no portion of the loan evidenced by this Note may be re-borrowed once repaid.

For purposes of this Note, the “Stipulated Rate” shall mean the rate of interest calculated as ten percent (10.00%) per annum.  If all or any portion of the payments of principal or interest due hereunder are not received by the Lender within five (5) days of the date such payment is due, then Borrower shall pay to Lender a late charge (in addition to any other remedies that Lender may have) equal to the greater of: (i) five percent (5%) of each such unpaid payment or sum; or (ii) Fifty and No/100 Dollars ($50.00).  Any payments returned to Lender for any reason must be covered by wire transfer of immediately available funds to an account designated by Lender, plus a $50.00 administrative fee charge.  Lender shall have no responsibility or liability for payments purportedly made hereunder but not actually received by Lender; and Borrower shall not be discharged from the obligation to make such payments due to loss of same in the mails or due to any other excuse or justification ultimately involving facts where such payments were not actually received by Lender.

The Outstanding Principal Balance may be prepaid, in whole or in part, at any time without premium or penalty; provided, however, upon payment of the this Note in full, whether at maturity, through prepayment, acceleration, foreclosure or otherwise, the Borrower hereby agrees to pay loan commitment fees which were deferred from payment at the origination hereof in the amount of seven and one-half percent (7.5%) of the original face amount of the indebtedness evidenced hereby, as same may be increased from time to time.  All payments hereunder shall be applied first towards costs and expenses, if any, due under this Note or any other Loan Documents, second towards the payment of accrued and unpaid interest, and third towards the Outstanding Principal Balance.

All sums payable to the order of Lender hereunder shall be payable in lawful dollars of the United States of America at the office address of Lender set forth in the heading hereof, or at such place as Lender, from time to time, may designate in writing.

The indebtedness evidenced by this Note is secured by that certain Stock Pledge and Escrow Agreement (“Pledge Agreement”) by and between Borrower and Lender made of even date herewith.  This Note, the Pledge Agreement, and all other documents and instruments heretofore or hereafter executed in connection with the loan evidenced by this Note, and all modifications, extensions, future advances, and renewals thereof, and any substitutions therefor, being herein collectively referred as the “Loan Documents.” All of the agreements, conditions, covenants, provisions, and stipulations contained in any of the Loan Documents which are to be kept and performed by Borrower are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and the Borrower covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

Time is of the essence hereof and if any payment of principal, interest or any other sums due hereunder are not paid when such payment shall be due and payable, the amount thereof shall bear interest at the highest non-usurious rate of interest permitted under the law of the jurisdiction governing this Note (the “Default Interest Rate”).  The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Borrower shall fail to pay any installment of interest or principal due under this Note when any such payment shall be due and payable; (ii) Borrower makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for Borrower, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating Borrower insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) Borrower files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) Borrower admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against Borrower and such proceeding or  petition is not dismissed within thirty (30) days from the date it is filed; (viii) Borrower files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; or (ix) Borrower shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Note, the Pledge Agreement or any other Loan Documents on the part of Borrower to be performed complied with or abided by.  Upon the occurrence of one or more Events of Default, the Lender, at its option and without further notice, demand or presentment for payment to the Borrower or others, may declare the Outstanding Principal Balance immediately due and payable, together with all accrued and unpaid interest thereon and thereafter all such sums shall bear interest at the Default Interest Rate, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Lender in collecting or enforcing payment thereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and all other sums due by the Borrower hereunder and under the Pledge Agreement and the other Loan Documents, all without any relief whatsoever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Lender at law, in equity, or under this Note, the Pledge Agreement or the other Loan Documents.

Notwithstanding any provision in this Note, the Pledge Agreement or the other Loan Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law.  In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the Outstanding Principal Balance immediately upon receipt of such sums by the Lender hereof, with the same force and effect as though the Borrower had specifically designated such excess sums to be so applied to the reduction of the Outstanding Principal Balance and the Lender hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Lender of this Note may, at any time and from time to time, elect, by notice in writing to the Borrower, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the Outstanding Principal Balance.  It is the intention of the parties that the Borrower does not intend or expect to pay nor does the Lender intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

The Borrower hereby waives and releases all benefit that might accrue to Borrower by virtue of any present or future laws exempting any property that may serve as security for this Note, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment, including, without limitation, any and all homestead exemption rights of Borrower; and Borrower agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Lender.

The remedies of the Lender as provided herein, in the Pledge Agreement or the other Loan Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

The Borrower and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, the Pledge Agreement or the other Loan Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, the Pledge Agreement or the other Loan Documents; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Note, the Pledge Agreement or the other Loan Documents from time to time prior to or after the maturity of this Note without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Lender shall not be required first to institute any suit, or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder or against any collateral that may secure this Note in order to enforce the payment of this Note; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Lender of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Note.

Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

The provisions of this Note may be changed only by a written agreement executed by Borrower and Lender.

This instrument shall be governed by and construed and enforced according to the laws of the State of Florida.

This Note shall be binding upon Borrower and the successors and assigns of Borrower and shall inure to the benefit of Lender and the successors and assigns of Lender.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note.  The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Whenever used, the singular shall include the plural, the plural shall include the singular, the use of any gender shall be applicable to all genders, and the words “Lender” and “Borrower,” shall be deemed to include the respective heirs, personal representatives, successors and assigns of Lender and Borrower.

Lender may from time to time sell or assign, in whole or in part, or grant participations in this Note and/or the obligations evidenced hereby without the consent of Borrower.  The holder of any such sale, assignment or participation, if the applicable agreement between Lender and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Lender (to the extent of such holder’s interest or participation); and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Borrower (to the extent of such holder’s interest or participation), in each case as fully as though Borrower was directly indebted to such holder.  Lender may in its discretion give notice to Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Lender’s or such holder’s rights hereunder.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENTS THAT MAY SECURE THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO AND BORROWER AGREES AND CONSENTS TO THE GRANTING TO LENDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST LENDER AND TO ASSIST LENDER IN OBTAINING SUCH RELIEF.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ACCEPTING THIS NOTE FROM BORROWER.  BORROWER’S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

BORROWER:

CLENERGEN CORPORATION

By:	/s/ Mark LM Quinn
Name:	Mark LM Quinn
Title:	Executive Chairman